Exhibit (g)

SOUND POINT FLOATING RATE INCOME FUND

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this ____ day of ___________ 2012, by and among SOUND POINT FLOATING RATE INCOME FUND, a Delaware statutory trust (the “Fund”), and SOUND POINT CAPITAL MANAGEMENT, LP, a Delaware limited partnership (the “Advisor”).

WITNESSETH:

WHEREAS, the Fund is a close-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”), operating as an interval fund under Rule 23c-3 of the 1940 Act; and

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Fund desires to have the Advisor render investment advice.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Advisor.  The Fund hereby employs the Advisor and the Advisor hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Fund’s Board of Trustees.

2. Duties of Advisor.

(a) General Duties.  The Advisor shall act as investment advisor to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s governing documents, including, without limitation, the Fund’s Agreement and Declaration of Trust (the “Declaration”); the Fund’s offering memorandum, statement of additional information and undertaking; and such other limitations, policies and procedures as the Board Trustees may impose from time to time in writing to the Advisor.  In providing such services, the Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, the Uniform Commercial Code and other applicable law.

Without limiting the generality of the foregoing, the Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of floating rate loans or variable-rate investments, which pay interest at variable-rates and are determined periodically, on the basis of a floating base lending rate, such as the London Interbank Offered Rate, or LIBOR, with or without a floor plus a fixed spread and other investments for the Fund including the taking of such steps as may be necessary to implement such advice and recommendations; (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Fund’s Board of Trustees; (iii) vote proxies for the Fund (if applicable), file Section 13 ownership reports for the Fund, and take other actions on behalf of the Fund; (iv) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund; (v) furnish such reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets as may be reasonably requested by the Fund; and (vi) render to the Fund’s Board of Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board may reasonably request, including at least one in-person appearance annually before the Board of Trustees.

(b) Brokerage.  The Advisor shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates.  The Advisor may, consistent with its obligations hereunder, direct orders to an affiliated person of the Advisor.  The Advisor’s primary consideration in effecting a securities transaction will be to obtain the most favorable price and execution available.  In selecting a broker-dealer to execute each particular transaction, the Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees of the Fund may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to the Fund.  The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Fund, the Advisor, or any affiliate of either.  Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on such allocations regularly to the Fund, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3. Representations of the Advisor.

(a) The Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) The Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) In performance of its duties hereunder, the Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act of 1940, the Investment Company Act of 1940, and any other applicable state and/or self-regulatory organization regulations.

4. Independent Contractor.  The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund.  It is expressly understood and agreed that the services to be rendered by the Advisor to the Fund under the provisions of this Agreement are not be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. Advisor’s Personnel.  The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor or the Fund’s Board of Trustees may desire and reasonably request.

6. Expenses.

(a) With respect to the operation of the Fund, the Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the maintenance of the Fund’s principal office, (ii) the expenses associated with the performance of its services hereunder, other than the expenses assumed by other service providers to the Fund (including affiliates of the Advisor); and (iii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Advisor.

(b) The Fund is responsible for and have assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: any fees and expenses in connection with the organization of the Fund, including any offering expenses; brokerage commissions; interest and fees on any borrowings by the Fund; fees and expenses of outside legal counsel, including foreign legal counsel, if any; independent registered public accounting firm; fees and expenses in connection with repurchase offers and any repurchases of Units; taxes and governmental fees (including tax preparation fees); custody fees; expenses of preparing, printing, and distributing prospectuses, offering memorandum, SAIs, and any other material (and any supplements or amendments thereto), reports, notices, other communications to Shareholders, and proxy material; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of Shareholders’ meetings; expenses of corporate data processing and related services; Shareholder record keeping and Shareholder account services, internal accounting fees, fees, and disbursements; fees and expenses of the Board Shareholders that the Advisor, [the Distributor], or their affiliates do not employ; insurance premiums; fees for investor services and extraordinary expenses such as litigation expenses.   From time to time and subject to certain limitations, the Fund may borrow money from banks or use financial leverage through the issuance of preferred shares or debt securities for operational or portfolio management purposes; and all other charges and costs of its operation plus any extraordinary and non-recurring expense, except as herein otherwise prescribed.

(c) The Advisor may voluntarily absorb certain Fund expenses or waive the Advisor’s own investment management fee.

(d) To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, the Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses.  To the extent the services for which the Fund is obligated to pay hereunder are performed by the Advisor, the Advisor shall be entitled to recover from the Fund to the extent of the Advisor’s actual costs for providing such services.  In determining the Advisor’s actual costs, the Advisor may take into account an allocated portion of the salaries and overhead of personnel performing such services.

7. Compensation to the Advisor.

(a) Investment Management Fee.

(1) Substantially all of the assets of the Fund shall be maintained in the Fund.

(2) The Fund shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all investment management and advisory services furnished or provided to the Fund pursuant to this Agreement, an management fee (the “Management Fee”) at an annual aggregate rate equal to 1.25%, calculated based on the Fund’s month-end net asset value, including assets attributable to the Advisor (or its affiliates) and before giving effect to any repurchases of Shares by the Fund.  The Management Fee will be paid monthly in advance.

(3) If this Agreement is terminated prior to the end of any month, the Base Fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be reimbursed to the Fund within ten (10) days after the date of termination.

(4) The investment management fee payable to the Advisor under this Agreement will be reduced to the extent of any receivable owed by the Advisor to the Fund.

8. No Shorting; No Borrowing.  The Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund.  This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Advisor or any trust, for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act.  The Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

9. Conflicts with Fund’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Declaration, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Fund of their responsibility for and control of the conduct of the affairs of the Fund.  In this connection, the Advisor acknowledges that the Board of Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of Shareholders.

10. Reports and Access.  The Advisor agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

11. Advisor’s Liabilities and Indemnification.

(a) The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials (including the prospectuses, the statements of additional information, advertising and sales materials), except for information supplied by the administrator or the Fund or another third party for inclusion therein.

(b) The Advisor shall be liable to the Fund for any loss  or expense (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Advisor.

(c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, Board of Trustees, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(e) No provision of this Agreement shall be construed to protect any member of the Board of Trustees or officer of the Fund, or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. Non-Exclusivity; Trading for Advisor’s Own Account.  The Fund’s employment of the Advisor is not an exclusive arrangement.  The Fund may from time to time employ other individuals or entities to furnish it with the services provided for herein.  Likewise, the Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any life insurance policies or securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act of 1940 and has been approved by the Fund’s Board of Trustees.

13. Term.

(a) This Agreement shall become effective as of the date first written above and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities,” “assignment” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b) The Fund may use the name “Sound Point” or any name derived from or using the name “Sound Point” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with the Advisor.

14. Termination and Assignment.

(a) This Agreement may be terminated by the Fund at any time without payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to the Fund.  In the event of a termination, the Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Advisor on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any assignment hereof, as defined in the Investment Company Act.

15. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. Notice of Declaration of the Fund.  The Advisor agrees that the Fund’s obligations under this Agreement shall be limited to the Fund and to their assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any member of the Board of Trustees, officer, employee or agent of the Fund.

17. Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

SOUND POINT FLOATING RATE INCOME FUND

By:  _____________________________

Name: ___________________________

Title: ____________________________

SOUND POINT CAPITAL MANAGEMENT, LP

By:  _____________________________

Name: ___________________________

Title: ____________________________